Exhibit 10.2

NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXCHANGEABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWER.

Wheeling-Pittsburgh Steel Corporation

FORM OF

SENIOR UNSECURED EXCHANGEABLE PROMISSORY NOTE

May 8, 2007

[$            ]                                                                                                                                                        Wheeling, West Virginia

FOR VALUE RECEIVED, Wheeling-Pittsburgh Steel Corporation, a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of                                                                 or any transferee of this Note (the “Holder”), in lawful money of the United States of America, the principal sum of $            , together with interest thereon, payable on the dates and in the manner set forth below.

This Note is one of $23.0 million in aggregate principal amount of Senior Unsecured Convertible Promissory Notes (each a “Note” and collectively the “Notes”) issued pursuant to the Note Purchase Agreement of even date herewith among the Borrower and the original purchasers of the Notes (the “Purchase Agreement”), and is subject to the provisions set forth therein. Certain capitalized terms used herein are defined in Section 14 below.

1. Principal. The principal amount of this Note shall mature and be due and payable on November 15, 2008 (the “Maturity Date”), unless otherwise paid or exchanged under the terms that follow.

2. Interest. Interest shall accrue on the unpaid principal amount of this Note on a daily basis from the Original Issue Date until the date of payment (or exchange) at the Applicable Interest Rate per annum, calculated on the basis of a 360-day year; provided, however, that during the continuance of an Event of Default, notwithstanding anything else to the contrary contained in this Note, interest on the unpaid principal amount of this Note and, to the extent permitted by applicable law, on any accrued and unpaid interest shall accrue at the rate of two percent (2%) per annum in addition to the Applicable Interest Rate then in effect.

Accrued interest shall be payable in cash, quarterly in arrears on July 1, October 1, January 1 and April 1 of each year, beginning July 1, 2007 (each an “Interest Payment Date”) except that, if any such date is not a Trading Day, the Interest Payment Date shall be the next succeeding Trading Day. In connection with an adjustment to the Applicable Interest Rate from and after the Reset Date, in which interest shall have been recalculated back to the Original Issue Date, such additional interest shall be due and payable on and as of the Reset Date.

3. Place, Manner and Application of Payments. All amounts payable hereunder shall be payable to the Holder in immediately available funds at its address set forth below or such other address as the Holder specifies to Borrower in writing. All payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof. The principal amount under this Note may not be pre-paid without the prior written consent of the Holder prior to the Reset Date.

4. No Security. This Note is an unsecured obligation of the Borrower and no collateral accompanies the obligations hereunder.

5. Exchange. The Holder of this Note shall have the following rights with respect to exchange of this Note for shares of common stock, $0.01 par value per share, of New Esmark (the “Common Stock”):

(a) Automatic Exchange prior to the Reset Date. Notwithstanding anything herein to the contrary but subject to the final sentence of this Section 5(a), upon the occurrence of the Esmark Transaction prior to the Reset Date, without any action on the part of the Holder hereof, immediately after the consummation of the Esmark Merger Transaction, all of the outstanding principal and accrued but unpaid interest under this Note shall immediately be exchanged pursuant to this Section 5(a) for the number of shares of Common Stock obtained by dividing such outstanding principal and interest by $20.

(b) No Exchange if no Esmark Transaction. Notwithstanding anything to the contrary in this Note, if the Esmark Transaction is not consummated prior to the Reset Date or the Esmark Merger Agreement is terminated, there shall be no exchange of this Note for shares of Common Stock.

(c) Procedures with respect to exchange. Not less than ten (10) Trading Days prior to the anticipated occurrence of the Esmark Merger, Borrower shall deliver to the Holder a notice (the “Esmark Merger Notice”), setting forth Borrower’s calculation of the number of Conversion Shares issuable to the Holder (including interest to be exchanged calculated through such Exchange Date) in connection with the Esmark Merger. Required Holders may waive on behalf of all holders of Notes such period by which the Esmark Merger Notice must be delivered prior to the Esmark Merger. The calculations and entries set forth in the Esmark Merger Notice shall control in the absence of manifest or mathematical error.

(i) The “Exchange Date,” for an exchange under Section 5(a) above, shall be the same date and immediately after the consummation of the Esmark Merger. As of the applicable Exchange Date and at such time as the exchange has been effected as required by this Note, this Note shall be cancelled, shall no longer accrue interest hereunder and shall be deemed of no further force or effect (other than with respect to the Holder’s rights to receive Conversion Shares in accordance with Section 5(d), and the Holder’s rights with respect to a default by Borrower under this Note as set forth in Section 14).

(d) Delivery of Conversion Shares, Adjustments.

(i) Delivery of Conversion Shares. Not later than five Trading Days after the Exchange Date (the “Note Delivery Date”), the Holder shall deliver this Note to Borrower (or its successor) for cancellation and not later than three Trading Days after the Note Delivery Date, Borrower (or its successor) shall deliver to the Holder, or to such nominee as the Borrower shall be directed thereby, a certificate representing the number of Conversion Shares being issued upon the exchange of this Note (a “New Certificate”).

(ii) Surrender of Notes. Surrender of this Note shall be made by sending it to the Borrower by overnight mail and the date of surrender shall be deemed to be the day on which this Note is placed in overnight mail by the Holder. By accepting this Note, the Holder agrees to take all reasonable actions required by it to surrender this Note in accordance with the Note’s terms upon any exchange hereunder. Borrower agrees that upon an exchange of this Note for capital stock of New Esmark the Holder shall be the beneficial owner of such shares of capital stock (and/or other securities if the shares are linked or coupled with other securities), as of the Exchange Date with respect to rights provided to holders of such securities under New Esmark’s certificate of incorporation and by-laws (or other governing documents), as then in effect.

(iii) Adjustments on Amendment of Esmark Merger Agreement. In the event that after the date hereof, the Esmark Merger Agreement is amended to change the consideration to be received by holders of Parent Common Stock thereunder, then the Holder shall have the right thereafter to receive, upon exchange of this Note pursuant to Section 5(a), the number of shares of Common Stock or other consideration received by holders of Parent Common Stock in the Esmark Merger as though the Note had been converted into Parent Company Common Stock immediately prior to the Esmark Merger in a number of shares equal to all of the outstanding principal and accrued but unpaid interest under this Note divided by $20 (the “Parent Equivalent Conversion Shares”). In case Parent shall, after the date of such an amendment to the Esmark Merger Agreement, (i) subdivide or split its outstanding shares of Parent Common Stock into a greater number of shares or issue additional shares of Parent Common Stock for no consideration as a stock dividend, (ii) combine its outstanding shares of Parent Common Stock into a smaller number of shares of Parent Common Stock, or (iii) issue any shares of its capital stock in a reclassification of the Parent Common Stock, then the number of Parent Equivalent Conversion Shares deemed receivable upon exchange of this Note pursuant to the preceding sentence shall be adjusted so that the Holder shall be deemed to receive the kind and number of Parent Equivalent Conversion Shares or other securities of Parent which it would have been deemed to receive as though this Note been exchanged for Parent Common Stock in advance thereof.

(iv) If Parent, at any time while the Notes are outstanding and convertible pursuant to Section 5(a), shall distribute to all holders of Parent Common Stock evidences of its indebtedness, assets or rights or warrants to subscribe for or purchase any security, then in each such case the Holder hereof shall be entitled, upon exchange of this Note pursuant to its terms, to receive such portion of such assets, evidence of indebtedness, rights or warrants so distributed as the Holder would have been entitled to receive if this Note had been exchanged pursuant to Section 5(a) (but into Parent Common Stock and without regard for the requirement that the Esmark Transaction occur) as of the date of distribution of such indebtedness, assets or rights or warrants. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Parent Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective as of the record dates with respect to such distribution (or the date of distribution, if there shall be no record date).

(v) For the avoidance of doubt, and without limiting the foregoing provisions, the intent of the foregoing provisions is to provide that the Holder shall have the right to receive, upon exchange of this Note pursuant to Section 5(a), (1) (x) the number of shares of Common Stock or other consideration that is received in the Esmark Merger with respect to a single share of Parent Company Common Stock as of the date hereof (including after giving effect to any subdivision, stock split, stock dividend, combination or conversion of any such share) multiplied by (y) the outstanding principal and accrued but unpaid interest under this Note divided by (z) $20, plus (2) an amount equal to any distributions to the holder of such share of Parent Company Common Stock after the date hereof so that the Holder shall receive the same consideration after the Esmark Merger upon exchange of this Note as the holders of Parent’s Senior Subordinated Unsecured Convertible Promissory Notes issued March 16, 2007 (the “March Notes”) receive in the Esmark Merger upon conversion of such notes.

6. Repurchase at the Option of the Holder Upon a Change of Control.

(a) If the Esmark Merger does not occur by the Reset Date and there is a Change of Control thereafter, this Note shall be repurchased in whole by the Borrower, at the option of the Holder, at a repurchase price (the “Repurchase Price”) equal to the outstanding principal and accrued but unpaid interest under this Note up to but not including the date of repurchase plus the Make-Whole Amount.

(b) If a Change of Control occurs and the Holder elects to have this Note repurchased pursuant to this Section 6, it shall notify the Borrower in writing of such election at least 30 days (60 days in the case of a Change of Control that is not a Change of Control Transaction) before the Holder requests that this Note be repurchased (the “Repurchase Date”). The Holder shall deliver to the Borrower this Note no later than the close of business on the business day preceding the Repurchase Date. On the Repurchase Date, the Borrower shall pay the

Repurchase Price to the Holder and all interest on this Note shall cease. Borrower shall provide written notice of a Change of Control to the Holder within five business days of such Change of Control.

7. Redemption at the Option of the Borrower.

(a) If the Esmark Merger does not occur by the Reset Date, this Note shall be redeemable in whole, or in part, at any time at the option of the Borrower at a redemption price (the “Redemption Price”) equal to the outstanding principal and accrued but unpaid interest under this Note up to but not including the date of redemption (the “Redemption Date”) plus the Make-Whole Amount.

(b) If the Borrower elects to redeem this Note pursuant to this Section 7, it shall notify the Holder in writing of such election together with the Redemption Date, the principal amount of this Note to be redeemed and the Redemption Price. Such notice shall be given at least 10 but not more than 30 days before the Redemption Date. The Holder shall deliver to the Borrower this Note no later than the close of business on the business date preceding the Redemption Date. On the Redemption Date, the Borrower shall pay the Redemption Price to the Holder and interest shall cease for such portion of this Note that is redeemed. If less than all of this Note is to be redeemed by the Borrower, the Borrower shall issue a replacement note for the remaining portion of this Note to the Holder.

8. Default and Remedies. (a) Any of the following events shall constitute an “Event of Default”:

(i) Borrower’s failure to pay any principal or accrued interest evidenced by any Note, or any Make-Whole Amount payable with respect to any Note, when due in accordance with the terms of such Note;

(ii) Borrower’s failure to deliver a New Certificate in accordance with the requirements of Section 5(d)(i);

(iii) Borrower’s failure to comply with any other covenant or obligation arising under the Notes or the Purchase Agreement or in any other document executed or delivered in connection therewith (including the accuracy in all material respects of the representations and warranties made by the Borrower, New Esmark or Parent therein) that, if curable, is not cured or waived within 20 days after the occurrence of such failure; provided, however, that if the failure to comply with any such other covenant or obligation cannot by its nature be cured within the 20-day period or cannot, after diligent attempts by Borrower, be cured within such 20-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional 10 days) to attempt to cure such default, and within such reasonable time period the failure to cure such default shall not be deemed an Event of Default;

(iv) Default under the terms of any other indebtedness of Borrower or any subsidiary of Borrower that is not cured or waived within any grace period applicable thereto;

(v) New Esmark shall fail to have reserved and maintained a sufficient number of authorized shares of Common Stock to issue upon exchange of all outstanding Notes;

(vi) the Parent Common Stock shall fail to be listed or quoted for trading on any Trading Market for more than 10 consecutive Trading Days; or

(vii) The occurrence of any Bankruptcy Event.

If an Event of Default shall occur and be continuing, at the written election of the Holder, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts payable in connection therewith) shall become immediately due and payable (except in the case of an Event of Default described in clause (vii), whereupon such acceleration of amounts due shall be effective without any further action on the part of the Holder), plus, with respect to any such acceleration that occurs after the Reset

Date, the Make-Whole Amount (which shall be payable as liquidated damages, and not as a penalty) shall also be due and payable if the Make-Whole Amount is not otherwise payable pursuant to the terms hereof.

(b) If New Esmark shall fail to issue and the Borrower shall fail to deliver pursuant to Section 5(d) a New Certificate to the Holder for the number of shares of Common Stock to which the Holder is entitled upon the exchange of this Note, and if after the date on which such shares were required to be delivered pursuant to Section 5(d) but prior to delivery of such shares of Common Stock, the Holder purchases (in an open market transaction or otherwise) a number of shares of Common Stock equal to the number of shares subject to the conversion in order to deliver same in satisfaction of a sale by the Holder of the number of shares of Common Stock issuable upon such exchange that the Holder anticipated receiving from the Borrower (a “Buy-In”), then the Borrower shall, within three (3) business days after the Holder’s request and provision of trade confirmations, pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Borrower’s obligation to deliver such New Certificate (and to issue such Common Stock) shall terminate.

9. Reserved.

10. Cumulative Rights. In addition to the rights provided under Section 8, the Holder of this Note shall also have any other rights that such Holder may have been afforded under any contract or agreement at any time, and any other rights that such Holder may have pursuant to applicable law. No delay on the part of the Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

11. Waivers. Borrower waives presentment, demand for payment, notice of dishonor, protest and notice of protest with respect to this Note.

12. Attorneys’ Fees and Costs. If there is an Event of Default, the Holder shall be entitled to receive and Borrower agrees to pay all costs of collection incurred by the Holder, including without limitation, reasonable attorney’s fees for consultation and suit.

13. Treatment of Notes. Each Note issued pursuant to the Purchase Agreement or subsequently issued in replacement thereof shall rank pari passu with each other Note as to the payment of principal and interest. Further, this Note and any note subsequently issued in replacement hereof shall rank pari passu or senior as to the payment of principal and interest with all present and future indebtedness of the Borrower other than indebtedness of the Borrower that is secured with any collateral thereof. The Holder agrees that any payments to the Holders of Notes, whether principal, interest or otherwise on account of such Notes (other than payments arising in connection with Events of Default that are not applicable to all Holders or payments made under Section 12), shall be made pro rata among holders of the Notes based upon the aggregate unpaid principal amount of the Notes.

14. Certain Definitions. For purposes of this Note, the following terms shall have the indicated meanings:

“Applicable Interest Rate” means (a) prior to the Reset Date, six percent (6.0%) per annum, and (b) commencing as of the Reset Date, fourteen percent (14.0%) per annum retroactively applied to the Original Issue Date.

“Bankruptcy Event” means any of the following events: (a) Parent, Borrower or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X of the Securities and Exchange Commission) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Parent, Borrower or any Significant Subsidiary thereof; (b) there is commenced against Parent, Borrower or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) Parent, Borrower or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) Parent, Borrower or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) Parent, Borrower or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) Parent, Borrower or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) Parent, Borrower or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control” means (i) a Change of Control Transaction, other than the Esmark Merger or (ii) the resignation by James Bouchard from the Borrower’s Board of Directors.

“Change of Control Transaction” means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Parent (including, for the avoidance of doubt, the sale of all or substantially all of the assets of Parent’s subsidiaries in the aggregate) to any person or group of related persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”, (ii) the approval by the holders of Parent’s capital stock of any plan or proposal to effect the liquidation, dissolution or winding up of Parent, (iii) any person or group of related persons shall become the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of securities representing more than 50% of the aggregate voting power of all classes of the voting securities of Parent or (iv) the consolidation, merger or other business combination of Parent with or into another person (other than (A) a consolidation, merger or other business combination in which holders of Parent’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Parent).

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable Notes.

“Comparable Treasury Price” means, with respect to any Repurchase Date or Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that Repurchase Date or Redemption Date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that Repurchase Date or Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Reference Treasury Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Conversion Shares” means, collectively, the shares of Common Stock into which the Notes are exchangeable in accordance with the terms hereof.

“Esmark Merger Agreement” means the Agreement and Plan of Merger and Combination, dated as of March 16, 2007, among New Esmark, Parent, Esmark Incorporated and the other parties thereto, as such may be amended from time to time, or any similar or successor agreement involving Parent and Esmark Incorporated.

“Esmark Merger” means the merger of Parent into a subsidiary of New Esmark pursuant to the Esmark Merger Agreement, or any similar or successor transaction involving Parent and Esmark Incorporated.

“Esmark Transaction” means the transactions contemplated by the Esmark Merger Agreement or any similar or successor transaction involving the Borrower and Esmark Incorporated.

“Make-Whole Amount” shall mean the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a quarterly basis (calculated on the basis of a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 25 basis points.

“New Esmark” means Clayton Acquisition Corporation, a Delaware corporation.

“Original Issue Date” shall mean May 8, 2007.

“Parent” means Wheeling-Pittsburgh Corporation, a Delaware corporation.

“Parent Common Stock” means common stock, $0.01 par value, of Parent.

“Reference Treasury Dealer” means JP Morgan Securities, Inc. and its successors provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Borrower shall substitute therefore another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any Repurchase Date or Redemption Date, the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Reference Treasury Dealer by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that Repurchase Date or Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Repurchase Date or Redemption Date but for such repurchase or redemption, provided, however, that, if that Repurchase Date or Redemption Date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that Repurchase Date or Redemption Date.

“Required Holders” means Holders of Notes constituting not less than 75% of the aggregate principal amount under all Notes then outstanding.

“Reset Date” means January 1, 2008, subject to possible postponement as provided in Section 22 below.

“Trading Day” shall mean any day during which the Trading Market shall be open for business.

“Trading Market” means the following markets or exchanges on which the Parent Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

“Treasury Rate” means, with respect to any Repurchase Date or Redemption Date, the rate per annum equal to the semi-annual or quarterly equivalent yield to maturity, as applicable (computed as of the third business day immediately preceding that Repurchase Date or Redemption Date), of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Repurchase Date or Redemption Date.

15. Amendment. No amendment or other modification of this Note shall be effective unless such amendment or modification is in writing and signed by Borrower and the Holder; provided, however, that (x) any such amendment or modification signed by Borrower and the Holder shall be binding on all future holders of this Note, and (y) any such amendment or modification that (i) accelerates any scheduled payment or required prepayment date or accelerates the maturity date of this Note, (ii) increases the principal or interest rate or any premium on this Note, or (iv) amends the provisions of Section 13 or this Section 15 shall require the prior consent of the Required Holders.

16. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding conflict of law principles that would cause the application of laws of any other jurisdiction.

17. Usury. All agreements between Borrower and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Borrower to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the Holder, under any specific contingency, exceeds the highest lawful rate, Borrower and the Holder shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between Borrower and the Holder.

18. Notices. All notices and other communications (including payment) hereunder shall be in writing or by telecopy, and shall be deemed to have been duly made when delivered in person or sent by telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States first class or registered or certified mail return receipt requested, postage prepaid. Notices shall be sent:

If to the initial Holder:

Attention:

Facsimile:

If to Borrower:

Wheeling-Pittsburgh Steel Corporation

1134 Market Street

Wheeling, WV 26003

Attention: Chief Financial Officer

Facsimile: (304) 234-2261

19. Successors and Assigns. Borrower shall not assign or delegate its obligations hereunder without the prior written consent of the Required Holders. The Holder may assign its rights hereunder to any Affiliate (as that term is defined in the Securities Act) or to any other person, subject in either case to applicable securities laws. The provisions of this Note shall be binding upon and shall inure to the benefit of any successors or assigns;

provided, however, that any successor to Borrower shall (i) be deemed to have assumed all of the obligations of Borrower under this Note and the Purchase Agreement, and (ii) to issue to the Holder a new note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of this Note and having similar ranking to this Note, and satisfactory to the Required Holders (any such approval not to be unreasonably withheld or delayed).

20. Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Business Days. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of West Virginia, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

22. Postponement of Reset Date. If there shall have occurred, or there is expected to occur, an Esmark Registration Delay (as defined below), the Borrower shall provide written notice of such Esmark Registration Delay to the Holders no later than December 1, 2007, and the parties hereby agree that they shall mutually and reasonably discuss an appropriate postponement of the Reset Date to a date upon which the Esmark Transaction is reasonably expected to occur; provided, that any such postponement shall require, and may be effected with, the written consent of the Required Holders (and shall not require the Borrower’s consent), which shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that the Reset Date as defined under the March Notes is postponed pursuant to the terms of the March Notes, then the Reset Date hereunder shall automatically be postponed until the Reset Date as postponed in accordance with the terms of the March Notes, provided, that no postponement (either pursuant to this sentence or the preceding sentence) shall extend the Reset Date to a date later than March 1, 2008. An “Esmark Registration Delay” shall mean that: (a) the Esmark Transaction has not occurred by January 1, 2008; (b) the Borrower and Esmark Incorporated have delivered written notice to the Holders of the Notes attesting the continued effectiveness of an agreement or agreements, the consummation of which pursuant to its or their terms, would result in consummation of the Esmark Transaction; (c) the Borrower has provided written assurance, reasonably satisfactory to the Holders, that it has not received any inquiries or proposals relating to, or entered into any negotiations with respect to, and that there has otherwise been no proposal made to the Borrower or its stockholders, by public announcement, written communication or otherwise, for a Change of Control Transaction other than the Esmark Transaction; and (d) the sole reason that the Esmark Transaction shall not have been consummated by January 1, 2008, pursuant to its terms, is the failure of any registration statement relating to the Esmark Transaction to have become effective, in each case where (i) the Borrower is not reasonably able to obtain the effectiveness of the registration statement in sufficient time to permit the consummation of the Esmark Transaction prior to January 1, 2008, and (ii) the failure of the registration statement to become effective is not the result of any act or failure to act by Parent or the Borrower.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Note numbered             on and as of the date first above written.

WHEELING-PITTSBURGH STEEL CORPORATION

By:
Name:	Michael P. DiClemente
Title:	Vice President and Treasurer